Exhibit 99.1

Synlogic Reports Second Quarter 2024 Financial Results

Winchester, Mass. August 8, 2024 – Synlogic, Inc. (Nasdaq: SYBX), a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases, today reported financial results for the second quarter 2024 and provided a corporate update.

In March 2024, the Company retained Lucid Capital Markets, LLC to act as its financial advisor to explore and evaluate strategic options for maximizing shareholder value. Potential strategic alternatives that may be explored or evaluated as part of this process include the potential for an acquisition, merger, business combination or other strategic transaction involving the Company. The Board has not set a timetable for the conclusion of this review, nor has it made any decisions related to any further actions or potential strategic options at this time. There can be no assurance, however, that this process will result in any such transaction.

Second Quarter 2024 Financial Results

As of June 30, 2024 Synlogic had cash and cash equivalents of $20.0 million.

There was no revenue for the three months ended June 30, 2024, compared to $35 thousand for the corresponding period in 2023. Revenue for the three months ended June 30, 2023 was associated with the prior research collaboration with Roche.

Research and development expenses were $2.2 million for the three months ended June 30, 2024, compared to $11.8 million for the corresponding period in 2023.

General and administrative expenses for the three months ended June 30, 2024 were $1.2 million compared to $3.9 million for the corresponding period in 2023.

There was a gain on restructuring charges of $3.8 million for the three months ended June 30, 2024. The restructuring and other charges were a result of the Company’s decision in February 2024 to discontinue Synpheny-3, its pivotal study of labafenogene marselecobac (SYNB1934) in phenylketonuria (PKU) and evaluate strategic options for the Company. The restructuring gain was primarily due to the lease termination and the sale of property and equipment, offset by severance expense relating to the reduction in workforce, and accelerated stock compensation expense.

For the three months ended June 30, 2024 Synlogic reported a consolidated net income of $2.0 million, or $0.16 per share, due to the gain on restructuring for the lease termination, compared to a consolidated net loss of $(15.0) million, or $(3.21) per share, for the corresponding period in 2023.

About Synlogic

Synlogic is a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases in need of new treatment options. Synlogic designs, develops and manufactures these drug candidates, which are produced by applying precision genetic engineering to well-characterized probiotics.

Forward Looking Statements

This press release contains "forward-looking statements" that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, clinical development plans, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words "may," "could," "should," "anticipate," "believe," "look forward," "estimate," "expect," “focused on,” "intend," "on track, " "plan," "predict" and similar expressions and their variants, as they relate to Synlogic, may identify forward-looking statements. Actual results could differ materially from those contained in any forward-looking statements as a result of various factors, including: the Company may not execute on its planned exploration and evaluation of strategic alternatives; the availability of suitable third parties with which to conduct contemplated strategic transactions; the risk that the Company's reduction in force efforts may not generate their intended benefits to the extent or as quickly as anticipated; and the risk that the Company's reduction in force efforts may negatively impact the Company's business operations and reputation as well as those risks identified under the heading "Risk Factors" in Synlogic's filings with the U.S. Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Synlogic's current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic's view as of any date subsequent to the date hereof.

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Contact: info@synlogictx.com

Synlogic, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)	For the Three Months Ended June 30		For the Six Months Ended June 30
	2024	2023	2024		2023

Revenue	$—	$35	$8		$209

Operating expenses
Research and development	2,197	11,765	9,877		24,215
General and administrative	1,179	3,924	4,063		7,891
Restructuring and other charges	(3,795)	—	24,494	-	—
Total operating expenses	(419)	15,689	38,434		32,106
Income (loss) from operations	419	(15,654)	(38,426)		(31,897)
Total other income, net	1,598	615	8,879		1,236
Income (loss) before income taxes	2,017	(15,039)	(29,547)		(30,661)
Income tax expense	(5)	(9)	(5)		(9)
Net income (loss)	$2,012	$(15,048)	$(29,552)		$(30,670)

Net income (loss) per share - basic and diluted	$0.16	$(3.21)	$(2.43)		$(6.61)
Weighted-average common shares - basic	12,203,956	4,681,287	12,168,081		4,643,422
Weighted-average common shares - diluted	12,399,068	4,681,287	12,168,081		4,643,422

Synlogic, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)
	June 30, 2024	December 31, 2023
Assets
Cash, cash equivalents & marketable securities	$19,966	$47,746
Property and equipment, net	—	5,603
Other assets	1,669	22,201
Total assets	$21,635	$75,550

Liabilities and stockholders' equity
Current liabilities	$5,652	$20,404
Long-term liabilities	—	12,491
Total liabilities	5,652	32,895
Total stockholders' equity	15,983	42,655

Total liabilities and stockholders' equity	$21,635	$75,550

Common stock and common stock equivalents
Common stock	11,698,989	9,186,157
Common stock warrants (pre-funded)	722,183	2,973,183
Total common stock	12,421,172	12,159,340